EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-61940 and 333-66982 and Forms S-8 Nos. 333-54932, 333-53970, 333-43334, 333-105215 and 333-124777) of Sonus Networks, Inc. of our report dated March 14, 2005, except for Note 2 relating to fiscal year 2004, as to which the date is August 1, 2007, with respect to the consolidated financial statements of Sonus Networks, Inc. included in the Annual Report (Form 10-K) of Sonus Networks, Inc. for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 1, 2007